Exhibit 10.1

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (this “Amendment”) is dated as of January 31, 2016, and is entered into by and between Zappettini Investment Company, a California general partnership (“Lessor”), and IRIDEX Corporation (“Lessee”).

RECITALS

A.     Lessor and Lessee previously entered into that certain Lease dated as of December 6, 1996 (the “Original Lease”), with respect to the premises commonly known as 1212 Terra Bella Avenue, in the City of Mountain View, California, which includes a building consisting of approximately 37,166 square feet of space and a parcel or parcels containing approximately 2.69 acres of land (collectively, the “Premises”).  The Original Lease was amended Pursuant to a Lease Amendment and Extension dated as of September 15, 2003 (the “First Amendment”), a Second Lease Amendment and Extension dated as of December 22, 2008 (the “Second Amendment”), and a Third Amendment to Lease dated as of August 4, 2014 (the “Third Amendment”).  The Original Lease, as amended by the First Amendment, the Second Amendment, and the Third Amendment collectively are referred to as the “Lease.”  Capitalized terms used but not defined in this Amendment have the meaning given to such terms in the Lease.

B.     The term of the Lease currently is scheduled to expire on February 28, 2017. Lessor and Lessee desire to now extend the term of the Lease and otherwise modify the provisions of the Lease on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the above promises and mutual covenants, conditions and provisions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     Extension of Lease Term. The term of the Lease is hereby extended until February 28, 2019.  Lessee and Lessor acknowledge that Lessee has no remaining options to extend or renew the term of the Lease.

2.     Base Monthly Rent.  For the period commencing on March 1, 2017 and continuing through February 28, 2019, on or before the first day of each month Lessee shall pay to Lessor, without notice or demand, monthly rent in the amount of $83,623.50, without any setoff or deduction whatsoever, except as expressly set forth in the Lease.  In addition to paying such base rent, Lessee also shall pay or reimburse Lessor for insurance, taxes, common area maintenance, and other charges payable by Lessee in accordance with the terms and conditions of the Lease.

3.     Improvement Allowance.  Lessor agrees to reimburse Lessee for actual costs incurred by Lessee for certain improvements made to the Premises, in an amount not to exceed Fifty Thousand and No/100ths Dollars ($50,000.00) (the “Allowance”).  Lessor will not reimburse Lessee for any removable fixtures, removable equipment, or furniture.  The Allowance may be used for the cost of carpeting, paint, HVAC equipment, and, if Lessee elects to make any

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alterations or improvements, preparing space plans, design and construction documents, mechanical and electrical plans, permit fees, plan check fees, construction management for such improvements, hard costs in connection with such improvements, and sales and use taxes.  Following substantial completion of such improvements, Lessor shall pay the Allowance to Lessee within thirty (30) days following receipt by Lessor of the following documentation  (the “Reimbursement Documentation”): (a) receipted bills covering all labor and materials expended and used in such improvements; (b)  sworn contractors’ or vendors’ affidavits from the general contractor and a request to disburse from Lessee containing an approval by Lessee of the work done; (c) full and final waivers of lien; and (d) as-built plans of such improvements (if available) or copies of the final plans approved by the applicable governmental authorities.  The Allowance shall be disbursed in the amount reflected on the receipted bills meeting the requirements above.  Notwithstanding anything herein to the contrary, Lessor shall not be obligated to disburse any portion of the Allowance during the continuance of an uncured default under the Lease, and Lessor’s obligation to disburse shall only resume when and if such default is cured.  Any alterations or improvements installed by Lessee will be subject to provisions of the Lease including Paragraph 9 of the Original Lease.  Lessee shall obtain all required permits for the improvement work and shall perform the work in compliance with all applicable laws, regulations and ordinances.  Lessee shall keep the Premises free from any liens arising out of any work performed, materials furnished, or obligations incurred by or for Lessee.  Lessee agrees to carry “Builder’s All Risk” insurance in an amount approved by Lessor covering the construction of such improvements, and such other insurance as Lessor may require, it being understood and agreed that all of such improvements shall be insured by Lessee immediately upon completion thereof.  Upon completion of any such improvements, Lessee shall (i) cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, (ii) deliver to Lessor a complete set of copy of the “as built” plans and specifications of the alterations, and (iii) deliver to Lessor copies of permits, evidence of payment, contractors’ affidavits and full and final waivers of all liens for labor, services or materials.

4.     Option for Additional Allowance.  At Lessee’s option, Lessor agrees to advance to Lessee an additional allowance of up to the amount of Fifty Thousand and No/100ths Dollars ($50,000.00) (the “Additional Allowance”), provided Lessee notifies Lessor on or before March 1, 2017 that Lessee desires to receive the Additional Allowance and satisfies the conditions set forth for the disbursement of the Additional Allowance not later than September 1, 2017.  If so requested, the Additional Allowance will be disbursed according to the same terms and conditions as set forth in Paragraph 3 above with respect to the Allowance. Lessee shall reimburse Lessor for the Additional Allowance in equal monthly payments over the period of time elapsing between the date that the Additional Allowance is disbursed to Lessee and the expiration of the term of the Lease (i.e., February 28, 2019).  For example, should Lessee elect to receive the full amount of $50,000 as the Additional Allowance, and if Lessor disburses the Additional Allowance to Lessee when there are 19 months remaining on the term of the Lease, Lessee shall make equal monthly payments of $2,631.58 ($50,000/19 months) on the first day of each month through the expiration of the term of the Lease.  Such reimbursement payments shall be paid to Lessor in addition to the monthly installments of base rent and insurance, taxes, common area maintenance, and other charges payable by Lessee in accordance with the terms

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and conditions of the Lease.   Lessee shall use the Additional Allowance only for the same purposes allowed under Paragraph 3 of this Amendment.   Any such improvements made by Lessee shall be subject to the applicable conditions and provisions of the Lease, including Paragraph 9 of the Original Lease and Paragraph 3 of this Amendment.

5.     Removal of Improvements.  Lessor acknowledges that Lessee will have no obligation to remove any improvements currently located in the Premises at the expiration of the term of the Lease (as extended by this Amendment), provided that Lessee shall maintain such improvements through the expiration of the term of the Lease in the condition required by the Lease.

6.     Insurance.  Without limiting Lessee’s obligations under Paragraph 11 of the Lease, Lessee’s liability insurance pursuant to Paragraph 11 of the Lease shall:  (i) name Lessor and its property manager (Renault & Handley or any replacement property manager), and Lessor’s mortgage lender, if any, as additional insureds; (ii) be issued by an insurance company having a rating of not less than A-X in Best’s Insurance Guide or which is otherwise reasonably acceptable to Lessor and licensed to do business in California; (iii) be primary insurance as to all claims thereunder and provide that any insurance carried by Lessor is excess and is non-contributing with any insurance carried by Lessor; and (iv) provide that such insurance shall not be canceled or coverage changed unless thirty (30) days’ prior written notice shall have been given to Lessor.  Lessee’s property insurance pursuant to Paragraph 11 of the Lease shall be evidenced by an Evidence of Property Insurance (EPI) Acord form #28 together with a loss payable endorsement naming Zappettini Investment Company as the additional interest holder and loss payee.   Lessee shall provide such endorsements and evidence of insurance to Lessor within 15 days after the execution of this Amendment.

7.     As-Is.  Lessee accepts the Premises from Lessor in its “as is”, “where is” condition, and Lessee approves and accepts the Premises in such condition.  Except as provided in this Amendment or the Lease, Lessor shall have no obligation to perform or install or contribute toward the cost of any improvements to the Premises

8.     Other Terms & Conditions.  Except as expressly amended by this Amendment, all other terms and conditions of the Lease shall remain in full force and effect.

[SIGNATURES FOLLOW ON NEXT PAGE]

Zappettini Investement Company

IN WITNESS WHEREOF, the partied hereto have signed this Fourth Amendment to Lease as of the day and year first above written.

LESSOR:			LESSEE:

Zappettini Investment Company, a			IRIDEX Corporation
California general partnership
			By:	WILLIAM M. MOORE
By:	W.A. Zappettini Group, Inc., a			Name:	William M. Moore
	California corporation			Title:	President and CEO

	By:	JOHN J. ZAPPETTINI
John J. Zappettini
President

Its:	Managing General Partner

By:	McKee Development Company Investors,
LLC, a California limited liability company

	By:	GEORGE M. McKEE
George M. McKee

Its Managing Member

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Zappettini Investement Company